UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  ____)

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CARACO PHARMACEUTICAL LABORATORIES, LTD.
_________________________________________________________
(Name of Registrant as Specified in Its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CARACO PHARMACEUTICAL LABORATORIES, LTD.

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT
2010

CARACO PHARMACEUTICAL LABORATORIES, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT
2010

August 13, 2010

Dear Shareholder,

We invite you to attend our 2010 Annual Meeting of Shareholders at 11:00 a.m., Eastern Daylight Saving Time, on September 13, 2010 at the executive offices of the Company at 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

The annual report, which is enclosed, summarizes Caraco’s major developments during Fiscal 2010 and includes the Fiscal 2010 financials.

Whether or not you plan to attend the Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire.  IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICES ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD.

Sincerely,

Jitendra N. Doshi
Chief Executive Officer

CARACO PHARMACEUTICAL LABORATORIES, LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	September 13, 2010
Time:	11:00 a.m., Eastern Daylight Saving Time
Place:	1150 Elijah McCoy Drive Detroit, Michigan 48202

We invite you to attend the Caraco Pharmaceutical Laboratories, Ltd. Annual Meeting of Shareholders to:

1.	Elect two directors for three-year terms expiring in 2013 and upon the election and qualification of their successors.

2.	Transact any other business that is properly submitted before the Annual Meeting or any adjournment(s) of the Meeting.

The record date for the Meeting is July 26, 2010 (the “Record Date”). Only shareholders of record at the close of business on that date can vote at the Annual Meeting. Caraco is mailing this Notice of Annual Meeting to those shareholders.

A proxy statement, proxy card and an annual report are enclosed with this Notice. Whether or not you plan to attend the Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card.

A list of shareholders who can vote at the Annual Meeting will be available for inspection by shareholders at the Meeting and for ten days prior to the Meeting during regular business hours at the executive offices of Caraco, 1150 Elijah McCoy Drive, Detroit, MI 48202.

By Order of the Board of Directors,

Jitendra N. Doshi
Chief Executive Officer

August 13, 2010

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to Be Held on September 13, 2010.

This Notice of Annual Meeting of Shareholders, Proxy Statement and our 2010 Annual Report are available at https://materials.proxyvote.com/14075T.

You may obtain directions to the annual meeting by sending a written request to Caraco Pharmaceutical Laboratories, Ltd., Attention:  Director, Human Resources, 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202

2010 PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q:	What is a proxy?

A:
A proxy is a document, also referred to as a proxy card (which is enclosed), by which you authorize someone else to vote for you in the way that you want to vote. Caraco’s Board of Directors is soliciting this proxy. You may also abstain from voting.

2.	Q:	What is a proxy statement?

A:
A proxy statement is the document the United States Securities and Exchange Commission (the “SEC”) requires to explain the matters on which you are asked to vote on the proxy card. Caraco’s proxy statement, together with its enclosed proxy card, was first mailed to shareholders on or about August 13, 2010.

3.	Q:	Who can vote?

A:
Only holders of Caraco’s common stock at the close of business on July 26, 2010, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote for each share of common stock on each matter presented for a vote at the Meeting.

4.	Q:	How do I vote if my stock is held in “street name?”

A:
If your Caraco common stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name.” As a beneficial owner, you do not have the right to vote your stock. Only the “record holder” of the stock has such rights. If you wish to vote your stock, you should either (i) obtain a legal proxy from the record holder of the stock appointing you as its legal proxy or (ii) instruct the record holder how you would like the record holder to vote the stock you own.

5.	Q:	What will I vote on at the Meeting?

	A:	At the Annual Meeting, shareholders will vote to:

		1.	Elect two directors for three-year terms expiring in 2013 and upon the election and qualification of their successors.

		2.	Transact any other business that is properly submitted before the Annual Meeting or any adjournment(s) of the Meeting.

6.	Q:	Who can attend the Annual Meeting?

A:
You are entitled to attend the Annual Meeting only if you were a Caraco shareholder as of the Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a shareholder of record, your name will be verified against the list of shareholders of record on the Record Date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

The Meeting will begin promptly at 11:00 a.m., local time. Check-in will begin at 10:30 a.m., and you should allow ample time for the check-in procedures.

7.	Q:	How does the Board of Directors recommend I vote on the proposal[s]?

	A:	The Board of Directors recommends a vote “FOR” all of the nominees listed in Proposal 1.

8.	Q:	How can I vote?

A:
You can vote in person or by proxy. To vote by proxy, sign, date and return the enclosed proxy card. If you return your signed proxy card to American Stock Transfer before the Annual Meeting, the persons named as proxies on the card will vote your shares as you directed. You may revoke a proxy at any time before the proxy is exercised by:

	1.	giving written notice of revocation to Donna Griffith, Director, Human Resources, of Caraco, at 1150 Elijah McCoy Drive, Detroit, Michigan 48202;

	2.	submitting another proxy that is properly signed and later dated;

	3.	voting in person at the Meeting (but only if the shares are registered in Caraco’s records in the name of the shareholder and not in the name of a broker, dealer, bank or other third party).

9.	Q:	What is a quorum?

A:
There were 39,090,194 shares of Caraco’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 19,545,098 shares, present or represented by proxy, constitutes a quorum. For purposes of a quorum, abstentions and broker non-votes are included. A broker non-vote is a proxy a broker submits that does not indicate a vote for some or all the proposals because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on those proposals.  A broker non-vote may also occur if your broker fails to vote your shares for any reason.  A quorum must exist to conduct business at the Annual Meeting.

10.	Q:	How does voting work?

	A:	If a quorum exists, each director must receive the favorable vote of a majority of the shares voted, present in person or represented by proxy, but excluding broker non-votes and abstentions.

Caraco will vote properly executed Proxies it receives prior to or at the Meeting in the way you direct. If you sign the proxy card but do not specify instructions, the shares represented by Proxies will be voted “FOR” the nominees for directors.  No other matters are currently scheduled to be presented at the Meeting. If any matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the shares represented by the proxy card as they determine.

This is the first year that brokers, banks and other nominees are not permitted to vote on the election of directors without specific instructions from the beneficial owner.  Therefore, if your shares are held through brokers, banks or other nominees, they will not be voted in the election of directors unless you provide specific instructions to your broker, bank or other nominee.

11.	Q:	Who pays for the costs of the Meeting?

A:
Caraco pays the cost of preparing and printing the proxy statement and soliciting proxies. Caraco will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone. Caraco will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of Caraco’s common stock.

12.	Q:	When are shareholder proposals for the 2011 Annual Meeting due?

A:
All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to the Secretary or Assistant Secretary of Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202, before April 15, 2011.

13.	Q:	How may a shareholder communicate with the Board of Directors?

A:
Shareholders may communicate with the Board of Directors or any member of the Board of Directors by sending a letter addressed to the Board of Directors, c/o Donna Griffith, Director, Human Resources, at 1150 Elijah McCoy Drive, Detroit, Michigan 48202. The Board of Directors’ policy is to have all shareholder communications compiled by the Director, Human Resources and forwarded directly to the Board or the director as indicated in the letter. All letters will be forwarded to the appropriate party. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

PROPOSAL 1 – ELECTION OF DIRECTORS

Election of Board of Directors

Caraco’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting, Caraco shareholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting. This year you are voting on two director candidates. Based on the recommendation of the Board of Directors, the following individuals, each of whom is a current director, are recommended for re-election:  Timothy Manney and Sudhir V.  Valia.  Mr. Valia has been a director since 1997.  Mr. Manney has been a director since 2004.  Each of the nominees has consented to his nomination and has agreed to serve as a director of Caraco if elected.

If any director is unable or decides not to stand for re-election, Caraco may vote the shares to elect any substitute nominee recommended by the Board of Directors. If the Board of Directors does not recommend any substitute nominee, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable or decide not to serve.

The following table provides information as of the date of this proxy statement about each nominee.  The information presented includes information that each director has given us about his age, all positions he holds and his principal occupation and business experience for the past five years.  In addition, the presented information includes disclosure of each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director.  The Board of Directors believes that all members of the Board have the highest professional and personal ethics and values.

Caraco’s Board of Directors recommends a vote “FOR” these nominees.

NOMINEES FOR DIRECTORS’ TERMS EXPIRING 2013

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Timothy S. Manney	51	Since May 2002, Mr. Manney has been President and Director of Synova, Inc. (a privately-held information technology staffing and creative–services consulting firm). From 1990 to 2001, Mr. Manney served as the Chief Financial Officer of Covansys Corporation (a publicly-held information technology solutions company). We believe that Mr. Manney’s qualifications to sit on our Board include his 10 years of public accounting experience and his more than 20 years experience as an executive officer, including service as the principal financial officer of another public company.	2004

Sudhir V. Valia	54
Mr. Valia joined Sun Pharmaceutical Industries Limited (“Sun Pharma”) as a director in January 1994 and has been a full-time director since his appointment in April 1994.  He is currently responsible for finance, commercial, operations, projects and quality control.  Prior to then, Mr. Valia was a chartered accountant in private practice. Mr. Valia is a qualified chartered accountant in India. Mr. Shanghvi is Mr. Valia’s brother-in-law.

We believe that Mr. Valia’s qualifications to sit on our Board include his more than 16 years experience in the pharmaceutical industry with our parent, Sun Pharma, and his more than 20 years experience in finance, accounts and taxation.
			1997

DIRECTORS’ TERMS EXPIRING 2011

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Jitendra N. Doshi	59
Mr. Doshi has been appointed as Caraco’s interim Chief Executive Officer effective July 2009.  From 2006 to July 2009, he served as the Executive Director of Sun Pharmaceutical Industries, Inc., a generic pharmaceutical company and wholly-owned subsidiary of Sun Pharma. Mr. Doshi has served Caraco in the following positions:  Chief Financial Officer (November 2002 to January 2007), Chief Operating Officer (November 2002 to January 2007), interim Chief Executive Officer (September 2003 to May 2005) and Senior Vice President-Commercial (April 2001 to November 2002).  From September 1999 to April 2001, Mr. Doshi was employed by Sun Pharma as General Manager – Operations. From 1991 to 1999, Mr. Doshi was Managing Director of Aqua Bearing Ltd., an auto parts manufacturer organized under the laws of the Commonwealth of India.

We believe that Mr. Doshi’s qualifications to sit on our Board include his 20 years of service in the pharmaceutical industry and his extensive knowledge and experience, through a variety of executive officer positions, to the Company.
			2009

Sailesh T. Desai	56
Mr. Desai has served as a full-time director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories, Pvt. Ltd., a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharma in 1998.

We believe that Mr. Desai’s qualifications to sit on our Board include his many years as a successful entrepreneur and his more than 30 years of broad industrial experience, including more than 20 years service in the pharmaceutical industry.
			2000

F. Folsom Bell	68
Mr. Bell has been a consultant on M&A transactions and involved in real estate development since 2006.  From September 2000 to December 2005, Mr. Bell was the Executive Vice-President, Business Development of Perrigo Company, a global healthcare supplier that develops, manufactures and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients and pharmaceutical and medical diagnostic products.  Mr. Bell was also a member of the board of directors of Perrigo Company from January 1981 through February 1986 and from June 1988 to January 2003.  While a director of Perrigo Company, Mr. Bell served for six years on its audit committee, including time as chairman.  Mr. Bell was a certified public accountant for fifteen years with two major public accounting firms.

We believe that Mr. Bell’s qualifications to sit on our Board include a wealth of financial, accounting and public company Board experience, including more than 20 years service in the pharmaceutical industry.
			2009

DIRECTORS’ TERMS EXPIRING 2012

Directors	Age	Principal Occupation and Business Experience During Past 5 Years and other Directorships	Director Since

Dilip S. Shanghvi	54
Mr. Shanghvi has served as Chairman of the Board of Directors of Caraco since 1997. Mr. Shanghvi is the founder of Sun Pharma, its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman since 1999. Also, since March 2007 Mr. Shanghvi has been the Chairman and Managing Director of Sun Pharma Advanced Research Company Ltd. Mr. Valia is Mr. Shanghvi’s brother-in-law.

We believe that Mr. Shanghvi’s qualifications to sit on our Board of Directors include the entrepreneurial skills he has exhibited in founding Caraco’s parent company, Sun Pharma, and the managerial skills he has exhibited in turning Sun Pharma into one of the fastest growing and most successful pharmaceutical companies in India, with the largest market cap among all pharmaceutical companies in India.  His knowledge and experience in the pharmaceutical industry are invaluable to the Company.
			1997

Gurpartap Singh Sachdeva	41
Mr. Singh currently serves as Chief Operating Officer of Caraco (since July 2010).  Previously, Mr. Singh served as Senior Vice President – Business Strategies (July 2007 to July 2010); Vice President – Sales and Marketing (September 2003 to July 2007) and National Sales and Marketing Manager (September 2000 to September 2003).  From May 1998 to September 2000, Mr. Singh was the Manager of Bulk Drugs for Sun Pharma.

We believe that Mr. Singh’s qualifications to sit on our Board include his more than 17 years of service in the pharmaceutical industry, and his extensive knowledge and experience as an executive  officer of the Company.
			2008

BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors

During Fiscal 2010, the Board of Directors met 14 times.  All of the then directors attended at least 75% of the meetings of the Board and the committees on which they served during Fiscal 2010, except for Messrs. Desai and Valia.  The Board of Directors encourages Board members to attend each Annual Meeting of Shareholders. At the 2009 Annual Meeting of Shareholders four of the seven current Caraco directors, who were directors at the time of the 2009 Annual Meeting, were in attendance. In addition to meetings, the Board and the committees take corporate action through unanimous written consents.

The Board of Directors is fixed at seven members.  The Board has determined that Messrs., Manney and Bell are “independent” directors within the meaning of Section 803A of the NYSE Amex Company Guide (“NYSE Amex Company Guide”).  Unless a company is a “controlled company” under the NYSE Amex Company Guide, a majority of its Board of Directors must be independent. As a result of Sun Pharma owning a majority of the outstanding voting shares, Caraco is a controlled company under NYSE Amex Company Guide and is therefore not required (i) to have a majority of independent directors on its Board; (ii) to have the compensation of the Chief Executive Officer and all other officers determined or recommended to the Board either by the Compensation Committee comprised of independent directors or by a majority of the independent directors, and (iii) to have nominations to the Board of Directors either selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors.

Leadership Structure and Risk Oversight Function of the Board of Directors

Under Caraco’s Board leadership structure, Mr. Shanghvi serves as Chairman of the Board and Mr. Doshi serves as Chief Executive Officer.  Caraco believes that separating the positions of Chairman and CEO is beneficial to the Company because though neither is “independent” within the meaning of Section 803A of the NYSE Amex Company Guide,  Messrs.  Shanghvi and Doshi are most familiar with the Company’s business and/or with the pharmaceutical industry, and are most capable of effectively identifying and leading the discussion of strategic priorities.  The independent directors can use their collective experience in helping to determine the final strategies and priorities the Company should follow.    Under the NYSE Amex Company Guide, the independent directors are required to, at least annually,  meet in executive session without the presence of non-independent directors and management.  At such meetings, one of the independent directors is elected to chair such meetings.

Our management is primarily responsible for managing the risks we face in the ordinary course of operating our business.  The Board actively oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business.  In addition, the Audit Committee, as set forth in its Charter, is required to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.   The Audit Committee is also required to report regularly to the full Board on its activities and on any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the corporate auditors.

Committees of the Board

During Fiscal 2010, the Board maintained three standing committees: audit, compensation and independent. During Fiscal 2010, the Board also established a special litigation committee.  These  committees are described below.

Audit Committee. The Audit Committee is responsible for selecting, evaluating, retaining and, where appropriate, replacing Caraco’s independent auditors. Generally, the Audit Committee monitors the integrity of Caraco’s financial statements and the independence and qualifications of the independent auditors. The Audit Committee is governed by a written charter. The Audit Committee’s responsibilities are described in more detail in such charter. A copy of the charter is available on the Company’s website at http://www.caraco.com.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee held four meetings in Fiscal 2010.  The current members of the Audit Committee are Messrs. Manney and Bell.  Mr. Manney is the committee’s Chairman. The Board has determined that each of these members is independent under Section 803A and 803B of the NYSE Amex Company Guide. The Board has also determined each of the committee members is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board of Directors has determined that Mr. Manney is an audit committee financial expert.  Mr.  Madhava Reddy was a member of the audit committee until his resignation from the Board on July 6, 2010.  Under the rules of the NYSE Amex, the Audit Committee must be comprised of three independent members, but in the event of a vacancy arising from a resignation, the Company has 180 days from the date of the resignation to regain compliance with such requirement.  The Company intends to regain compliance with such requirement within the 180-day period.

Compensation Committee. The Compensation Committee oversees Caraco’s policies and programs for the compensation of its officers. The Committee determines the compensation of our Chief Executive Officer and delegates to him the responsibility to determine the base salaries and bonuses of all officers other than the Chief Executive Officer, under the constraints of an overall limitation on the total amount of compensation to be paid to them.  The Compensation Committee is also responsible for the review and approval of compensation programs for officers and employees, including fringe benefits and stock options and/or bonuses, as may be from time to time recommended by management. Grants of options or other equity awards are made by the two “non-employee directors” as defined by 16b-3 who are also “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee held no meetings during Fiscal 2010, but did take actions through a unanimous written consent, and met in July 2010. The Compensation Committee currently consists of Messrs. Shanghvi, Manney, and Bell. Mr. Shanghvi serves as the Chairman.

Independent Committee. The Independent Committee was established to negotiate a products agreement between Caraco and Sun Pharma Global, Inc. (“Sun Global”), a wholly-owned subsidiary of Sun Pharma. The primary purpose of the Independent Committee is to review and approve all related party transactions.  The Independent Committee held three meetings during Fiscal 2010.  The Independent Committee currently consists of Messrs. Manney and Bell. The Board has determined that all of the members are independent under Section 803A of the NYSE Amex listing standards currently in effect.  Mr. Bell serves as the Chairman.

Special Litigation Committee.  During Fiscal 2010, the Board designated Mr. Bell as a special litigation committee to conduct a reasonable investigation into the allegations made by a shareholder in a demand letter that certain officers and directors breached their fiduciary duties to the Company in connection with the FDA action against the Company (as disclosed in the Company’s previous Securities and Exchange Commission ("SEC") filings).  The shareholder subsequently repeated such allegations in a shareholder derivative complaint filed in the Circuit Court for the County of Wayne, State of Michigan.  Mr. Bell conducted such investigation over a five month period and made a determination that the maintenance of the complaint against the named defendants was not in the best interests of the Company.  On March 30, 2010, the Company filed a Motion for Summary Disposition.  On July 23, 2010, the Court granted the Company’s motion to dismiss the complaint.

Nomination of Directors

The Board of Directors has not established a formal nominating committee as the entire Board serves in this capacity. The Board of Directors has not maintained a formal nominating committee because the Board of Directors feels that it is not necessary since the size of the Board is relatively small.  While the Board has not established a formal committee, in the past the Board has asked one or two of its directors to meet with a number of candidates and to make recommendations to the full Board. The Board may utilize a variety of methods for identifying potential nominees, including considering potential candidates who come to its attention through current officers, directors, Caraco’s professionals, professional search firms or other persons.  Once a potential nominee has been identified, the Board evaluates whether the nominee has the appropriate skills and characteristics to become a director in light of the then make-up of the Board of Directors. This assessment includes an evaluation of the candidate’s judgment and skills, such as experience at a policy setting level, financial sophistication, leadership and objectivity. At a minimum, the Board of Directors believes that all members of the Board should have the highest professional and personal ethics and values.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board  generally considers the following qualifications: relevant management and/or industry experience and high personal and professional ethics, integrity and values.  All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company.  Every director has been an executive officer of a company.  With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered.  The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities.  Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation or any other basis proscribed by law.

The Board of Directors considers shareholder nominations for candidates for membership on the Board when properly submitted in accordance with Company’s bylaws. The Company’s bylaws provide that nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors if timely notice of such shareholder’s intent has been given in writing to the secretary or an assistant secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a shareholder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of the Company if so elected.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting.  The integrated audit is designed to express an opinion on our financial statements, an opinion on management’s assessment of internal control over financial reporting and an opinion on the effectiveness of internal control over financial reporting.   The Committee's responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended March 31, 2010 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

Timothy S. Manney (Chairman)
F. Folsom Bell

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to its directors, officers and employees. A copy of the Code is available at no charge by contacting the Director, Human Resources, Donna Griffith, at 1150 Elijah McCoy Drive, Detroit, MI 48202, or by telephone: (313) 871-8400 or by email: donna.griffith@caraco.com.  The Code is also available on the Company’s website at http://www.caraco.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Caraco provide information about any shareholder who beneficially owns more than 5% of Caraco’s common stock. The following table provides the required information, as of the Record Date, about the shareholders (who are not officers or directors) known to Caraco to be the beneficial owners of more than 5% of Caraco’s common stock. Caraco relied solely on information furnished by its transfer agent and Schedule 13Ds filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Sun Pharmaceutical Industries Limited	29,380,680(1)	75.2%(1)
17/B Mahal Industrial Estate
Mahakali Caves Road
Andheri (East), Mumbai, 400 093 India

(1)
Sun Pharmaceutical Industries Limited directly owns 8,382,666 shares of common stock of Caraco and beneficially owns 20,998,014 shares registered in the name of Sun Global, its wholly-owned subsidiary.  Sun Global’s address is International Trust Building, P.O. Box 659, Road Town, Tortola, British Virgin Islands.  In addition, Sun Global owns 1,088,000 shares of Series B preferred stock which are convertible into 1,088,000 shares of common stock three years from the date of their respective issuance or upon a change in control.  Including such Series B preferred stock, Sun Pharma beneficially owns 75.8% of Caraco.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information, as of the Record Date, about the number of shares of Caraco’s common stock beneficially owned by incumbent directors, the executive officers and by all current directors, nominees and executive officers as a group. The number of shares of common stock beneficially owned by each individual includes shares of common stock which the individual can acquire by September 24, 2010 through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse) with respect to the shares of common stock listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Dilip S. Shanghvi (1)	(2)	(2)

Jitendra N. Doshi (3)	75,000 (4)	*

Mukul Rathi (3)	5,667 (5)	*

Robert Kurkiewicz (3)	10,346 (6)	*

Gurpartap Singh Sachdeva (3)	21,800 (7)	*

F. Folsom Bell (3)	0	*

Sailesh T. Desai (8)	(2)	(2)

Timothy S. Manney (9)	16,000 (10)	*

Sudhir V. Valia (11)	(2)	(2)

All executive officers and directors as a group (9 persons)	128,813 (2)	(2)

*	Less than 1.0% of the outstanding shares

(1)	The mailing address of Mr. Shanghvi is c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (E) Bombay 400 093 India.

(2)
Excludes 29,380,680 shares of common stock and 1,088,000 shares of Series B preferred stock beneficially owned by Sun Pharma and Sun Global. (See footnote 1 under “Security Ownership of Certain Beneficial Owners” and “Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco.”) Mr. Shanghvi is the Chairman and Managing Director of, and Messrs. Desai, and Valia are full-time directors of, and Mr. Shanghvi, together with his associate companies, is also the majority shareholder of, Sun Pharma, and, therefore, may be deemed to share investment control over the shares of common stock held by Sun Pharma and Sun Global.  Each of Messrs. Desai and Valia disclaims beneficial ownership of the shares of common stock beneficially owned by Sun Pharma and Sun Global.

(3)	The mailing address of each of these holders is 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

(4)	Includes 26,500 shares held in the name of his wife.

(5)	Includes stock options that are currently exercisable to purchase 5,667 shares of common stock.

(6)	Includes stock options that are currently exercisable to purchase 3,333 shares of common stock.

(7)	Includes 1,800 shares held in the name of his wife and stock options that are currently exercisable to purchase 10,000 shares of common stock.

(8)	Mr. Desai’s mailing address is c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri-Kurla Road, Bombay 400 059 India.

(9)	Mr. Manney’s mailing address is c/o Synova, Inc., 1000 Town Center, Suite 700, Southfield, Michigan 48075.

(10)	Includes stock options that are currently exercisable to purchase 6,000 shares of common stock.

(11)	Mr. Valia’s mailing address is c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri-Kurla Road, Andheri (East), Bombay 400 059 India.

Equity Compensation Plan Information
3-31-10

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	90,500	$12.39	1,124,500
Equity compensation plans not approved by security holders	0	0	0
Total	90,500	$12.39	1,124,500

The equity compensation plans approved by security holders consists of the 2008 Equity Participation Plan and the 1999 Equity Participation Plan (the “Plans”).  The above referenced options under the Plans were granted to employees, officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Caraco’s directors, executive officers and persons who own more than ten percent of a registered class of Caraco’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC not later than specified deadlines.  To Caraco’s knowledge, based solely on a review of the copies of such reports furnished to Caraco, all directors, executive officers and persons who own more than ten percent of Caraco’s equity securities complied with applicable Section 16(a) filing requirements for Fiscal 2010, except for a report filed one day after the due date by Mr. Bell with respect to the grant of a stock option upon his election as a director.

TRANSACTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL HOLDERS OF CARACO

The following discloses transactions during Fiscal 2010, 2009 and 2008, and proposed transactions between Caraco and several of the incumbent and nominee directors, executive officers and security holders who beneficially hold in excess of five percent of our outstanding shares:

On November 21, 2002, we entered into a products agreement with Sun Global.  Under the agreement, which was approved by our independent directors, Sun Global agreed to provide us with 25 new generic drugs over a 5-year period.  In exchange for each new generic drug transferred to us by Sun Global which passed bioequivalency studies, we issued Sun Global 544,000 shares of Series B preferred stock.  During Fiscal 2008, Sun Global earned 1,088,000 shares of Series B preferred stock for two product transfers, as provided under the November 2002 products agreement.  Sun Global has provided us with all 25 generic drugs all of which have passed their bioequivalency studies through Fiscal 2008.  The products agreement was completed in Fiscal 2008 and all shares of Series B preferred stock were issued to Sun Global under the agreement.

During Fiscal 2010, 2009 and 2008, we purchased approximately $241.7 million, $8.4 million and $498.5 million, respectively, of our raw materials and formulations from Sun Pharma.  We intend to continue to purchase raw materials and formulations from Sun Pharma and its affiliates in Fiscal 2011.

During Fiscal 2010, 2009 and 2008, Caraco purchased, at Sun Pharma and its affiliates’ cost, approximately $8 thousand, $46 thousand, and $0.3 million, respectively, of machinery and equipment from Sun Pharma and its affiliates.  We intend to continue to purchase machinery and equipment from Sun Pharma and its affiliates in Fiscal 2011. During Fiscal 2010, the Company sold equipment of approximately $0.2 million to Sun Pharma and its affiliates.  No such sales by the Company were made in Fiscal 2009 and Fiscal 2008.

Caraco entered into a manufacturing and supply agreement and a distribution and sale agreement in December 2004 with respect to one product with an affiliate of Sun Pharma, Sun Pharma Industries, Inc.  Caraco entered into another distribution and sales agreement with Sun Pharmaceutical Industries, Inc. in January 2005 with respect to another product.

During Fiscal 2007, the Company entered into a three-year marketing agreement with Sun Pharma, which was reviewed and approved by the Board’s Independent Committee.  This agreement was further renewed for a period of one year in January 2010. Under the agreement, the Company purchases selected product formulations offered by Sun Pharma and its affiliates and markets and distributes the same as part of the current product offerings in the U.S., its territories and possessions, including Puerto Rico. Sun Pharma is not obligated to offer Caraco products under this agreement, however, Caraco has the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and its affiliates and accepted by Caraco.

During Fiscal 2008, the Company entered into a three-year distribution and sale agreement with Sun Pharma, which was reviewed and approved by the Board’s Independent Committee. Under this agreement the Company purchases selected formulations which have been filed under Paragraph IV certification process with the FDA by Sun Pharma and its affiliates and offered for distribution. Paragraph IV certified (“Paragraph IV”) products may face litigation challenges with respect to claims of patent infringement. Under the agreement the Company shares in the sales opportunity and shares the litigation risk. The Company is indemnified by Sun Pharma of any risk beyond the percentage agreed to as its profit percentage thereby limiting the Company’s exposure. Sun Pharma is not obligated to offer Caraco products under this agreement, however, Caraco has the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and accepted by Caraco. The license granted with respect to a product terminates upon the end of an exclusivity period of 180 days or a non-appealable court decision, or until a third generic manufacturer launches the product, whichever is later, or until a settlement is reached, at which time the product will become part of the standard Caraco-Sun Pharma marketing agreement disclosed above. The Company currently receives a gross profit margin of 8%, or such other percentages as shall be mutually agreed upon. Under the agreement, Sun Pharma and Caraco mutually indemnify each other capped by the fixed margin percentage with respect to damages from infringement.  The Company has a right to return the inventory of such products to Sun Pharma if the sale of such products is not allowed by any regulatory authority and Sun Pharma does not file a timely appeal.  The Company can also return the inventory or ask for replacements, under various conditions consistent with normal practices in the pharmaceutical industry.

During Fiscal 2010, 2009 and 2008, the Company had net sales of $ $211.4 million, $225.4 million, and $225.1 million of the marketed products under the aforesaid agreements, respectively.

The Company has also obtained technical and scientific services, including bio-equivalency studies, with respect to certain mutually agreed upon products, from the Clinical Research Organization operated by Sun Pharma. During Fiscal 2010 and Fiscal 2009, the Company incurred $1.5 million and $0.3 million, respectively, related to these services. No fees for these services were incurred during Fiscal 2008.

During Fiscal 2010, Caraco entered into an agreement with Alkaloida Chemical Company ZRT, a Hungarian corporation ("Alkaloida") an indirect subsidiary of Sun Pharma, pursuant to which Alkaloida will provide for certain products an exclusive, non-transferable license to Caraco to manufacture and market the products in the United States, its territories and possessions, including Puerto Rico. The license for a product is for a period of five years from the commencement of marketing of the product, however, Caraco may extend the license for a further five year period. Alkaloida is required to deliver the product technology for a product as soon as it is developed or available or as agreed to by Caraco and Alkaloida. Caraco is responsible, among other things, for the costs of all product tests, including bioequivalency studies, and the costs of manufacturing and marketing each product. Alkaloida shall receive royalties on the net sales of each product

The Independent Committee reviews related party transactions on the basis that they shall not generally be less favorable in the aggregate than would be usual and customary in similar transactions between unrelated parties dealing at arm’s length.

EXECUTIVE OFFICERS

The following table provides current information about Caraco’s executive officers who are not directors.

Name	Age	Five-Year Business Experience	Executive Officer Since

Mukul Rathi	37	Interim Chief Financial Officer (since January 2007); previously, Controller (from December 2005 to July 2007). From May 1999 to December 2005, he was Sr. Executive-Accounts and Manager-Accounts with Sun Pharma. He also served as Officer-Accounts for Century Enka, Ltd. from August 1997 to May 1999. Mr. Rathi graduated from the University of Calcutta in India and subsequently qualified to be a member of the Institute of Chartered Accounts of India.	2007

Robert Kurkiewicz	59	Senior Vice President – Regulatory (since October 2006); previously, Senior Vice President – Technical (October 1998 to October 2006) and Vice President – Quality Assurance (November 1993 to October 1998).	1993

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) outlines our compensation philosophy, objectives and processes for our executive officers.  It explains how we make executive compensation decisions, the data we use and the reasoning behind the decisions that we make.

Following the CD&A are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.

These tables and narratives assist us in communicating our compensation plans to our shareholders.

Compensation Philosophy

Our compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy’s objective is to pay fairly based upon the employee’s position, experience, individual performance and Company performance.  Employees may be rewarded through additional compensation when the Company meets or exceeds targeted business objectives. Generally, under our compensation philosophy, as an employee’s level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

The principles of our compensation philosophy are described below:

•	Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

•	Shareholder-aligned. Certain full-time employees have some portion of their incentive compensation aligned with our financial performance.

•
Performance-based. Certain full-time employees have some portion of their incentive compensation linked to a combination of Company, departmental, and/or individual performance. The application of performance measures as well as the form of the reward may vary depending on the employee’s position and responsibilities. A formal performance evaluation process is used to objectively assess individual performance.

Based on a review of its compensation programs, Caraco does not believe that such programs encourage any of its employees to take risks that would by likely to have a material adverse effect on the Company.  Caraco reached this conclusion based on the following:

•
For the employees who are eligible to have some portion of their incentive compensation aligned with our financial performance, Caraco has created an incentive mix that is based in part on long-term success for us.  Additionally, the vesting periods encourage employees to focus on sustained stock price appreciation as opposed to short term appreciation.

•	The salaries paid to employees are consistent with the employees’ duties and responsibilities.

•	We reward employees who have high impact relative to the expectations of their job duties and functions.

•	We retain employees who have skills critical to our long term success.

Review of Executive Officer Compensation

The Compensation Committee (the “Committee” with respect to this section of the proxy statement) determines the compensation of our Chief Executive Officer and delegates to him the responsibility to determine the base salaries and bonuses of all officers other than the Chief Executive Officer under the constraints of an overall limitation on the total amount of compensation to be paid to them.

Our current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.  For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year.  Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year.  In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.  A subcommittee of the Committee, comprised of independent directors, determines grants of options and stock to our executive officers.

We have no policy with regard to the adjustment or recovery of awards or payments if our relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Components of Compensation—Executive Officers

Our executive officers are compensated through the following four components:

•	Base Salary
•	Annual Incentive Compensation
•	Long-Term Incentives (stock options and/or grants of stock)
•	Benefits

These components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and Company performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create shareholder value. We want to ensure that our compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value.

In past years, base salaries, benefits and incentive compensation opportunities were generally targeted between the median and 75th percentile of general survey market data derived from indices covering these same components for generic pharmaceutical companies of various sizes.  Included in this review were direct competitor companies.  The companies represented may have brand segments within its business to complement its generic pharmaceutical segments. Others within the group may solely be generic pharmaceutical companies. The companies included Actavis Group, Barr Pharmaceuticals Inc., Dr. Reddy’s Laboratories Limited, Endo Pharmaceuticals Holdings Inc., Forest Laboratories, Inc., King Pharmaceuticals, Inc., Lannett Company, Inc., Mylan Inc., Paddock Laboratories, Inc., Par Pharmaceutical Companies, Inc., Sandoz, Inc.(a division of Novartis AG), Teva Pharmaceutical Industries Limited, Watson Pharmaceuticals, Inc. and Wyeth. During Fiscal 2010, however, because of the FDA actions on June 25, 2009 and our cessation of all manufacturing with its resulting adverse effect on our performance, we did not establish performance goals for our executive officers and kept their salaries flat to those of Fiscal 2009 (other than a modest increase to the base salary of our interim Chief Financial Oficer), and paid no bonuses and granted no options or restricted stock to our executive officers. Also, as a result of the resignation of our then CEO in July 2009, we selected Mr. Doshi to serve as our interim CEO in July 2009 and entered into an employment agreement with him in August 2009 paying a base salary of $275,000 per year.  See “Employment Agreements and Potential Payments Upon Termination or Change in Control” below. We have not used third party consultants to provide us with recommendations or reports.

Base Salaries

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other pharmaceutical companies and other publicly traded companies of comparable size. Each executive officer’s respective responsibilities, experience, expertise and individual performance are considered.  As noted, however, because of the FDA action on June 25, 2009 and our cessation of manufacturing with its resulting adverse effect on our performance, in Fiscal 2010, other than the interim Chief Financial Officer whose base salary was increased to $125,000 from $110,000, in June 2009, none of the other executive officers were awarded an increase to their base salaries. As noted above, the Compensation Committee did enter into an employment agreement with Mr. Doshi in August 2009 paying a base salary of $275,000.

Annual Cash Bonus Recognition Program

In the past, our annual cash bonus recognition program has been specifically designed to provide at-risk and contingent cash awards based on the achievement of performance goals which are linked directly to individual, business and strategy objectives for each participant.  This linkage, particularly when combined with a market-based base salary program, was designed to provide our officers with a competitive level of compensation when objectives are achieved.  As noted above, as a result of the FDA action on June 25, 2009 and our cessation of manufacturing with its adverse effect on our performance, the Committee did not establish performance goals for our CEO for Fiscal 2010 and determined to not pay any bonus to the CEO, and the Committee did not establish any performance goals for the other executive officers in conformance with the recommendation of the CEO and determined not to pay any bonuses to the other executive officers.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the annual bonus program with performance over multi-year periods. Stock grants and option grants help to align the interests of our employees with those of our shareholders.  Options and stock grants are made under our 2008 Equity Participation Plan.  Options are generally granted with exercise prices equal to the closing price of our common stock on the day immediately preceding the date of grant, with pro rata vesting at the end of each of the following three years.  In the past, grants of restricted stock vested pro rata at the end of each of the three years following the date of grant or vested upon grant.

We believe that grants of equity-based compensation:

•	Enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	Provide focus, motivation and retention incentive; and

•	Provide competitive levels of total compensation.

For the same reasons noted above with respect to not increasing base salaries and not paying any bonuses, the subcommittee of the Committee (comprised solely of the independent directors) determined not to make any equity awards to the CEO and, in conformance with the recommendation of the CEO, not to make any equity awards to the other executive officers.

Treatment of Dividends

We have not historically paid cash dividends.

Benefits

In addition to cash and equity compensation programs, executive officers participate in the retirement, health and welfare benefit programs generally available to other employees. In a few limited circumstances, we provide other benefits to certain executive officers, such as car allowances, disability and life insurance premiums, as set forth in the tables below.

All executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as our other employees. With the exception of those employees deemed “highly compensated,” eligible employees are permitted to defer between 1% and 90% of their salary on a pre-tax basis through bi-weekly payroll deductions. The Company matches $0.50 of each $1.00 of each employee’s contribution up to the first 4% of his or her salary.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement or in our Annual Report on Form 10-K for the year ended March 31, 2010.

Members of the Compensation Committee:

Dilip S. Shanghvi (Chairman)
Timothy S. Manney
F. Folsom Bell

Compensation Committee Interlocks and Insider Participation

As noted, Mr. Dilip S. Shanghvi is the Chairman of our Compensation Committee and the Chairman of the Board of Caraco, a non-executive position.  Mr. Shanghvi is also the Managing Director of Sun Pharma.  As disclosed above, Sun Pharma engages in a number of transactions with Caraco.  See “Transactions with Directors, Executive Officers, and certain Beneficial Holders of Caraco” above.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by those persons who served as our Chief Executive Officer during Fiscal 2010,  our interim Chief Financial Officer and our two most highly compensated executive officers whose total compensation for Fiscal 2010 exceeded $100,000.  For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Jitendra N. Doshi (4) –	2010	177,692	-	-	-	7,457	185,149
Chief Executive Officer(5)

Daniel H. Movens(4)	2010	152,131	-	-	-	870,621	1,022,752
Chief Executive Officer	2009	429,936	-	169,900	-	1,500	601,336
	2008	427,596	150,478	-	291,288	1,500	870,862

Mukul Rathi – Interim	2010	121,538	-	-	-	9,108	130,646
Chief Financial Officer–	2009	111,163	-	-	19,349	8,616	139,128
	2008	88,335	9,945	-	-	7,200	105,480

Gurpartap Singh Sachdeva–	2010	243,104	-	-	-	12,118	255,222
Chief Operating Officer	2009	242,688	-	-	72,559	13,116	328,363
	2008	224,345	51,660	-	-	11,288	287,293

Robert Kurkiewicz - Senior	2010	167,983	-	-	-	8,880	176,863
Vice President - Regulatory	2009	167,834	-	-	24,186	8.839	200,859
	2008	161,432	35,216	-	-	9,314	205,962

(1)
Represents the aggregate grant date fair value of the stock award made in Fiscal 2009 computed in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”).   The stock award was made on May 2, 2008 for 10,000 shares which vested immediately. The grant date fair value is based on the price of the common stock on the date of grant.  See Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.

(2)
Represents the aggregate grant date fair values of the option awards for Fiscal 2009 and Fiscal 2008 computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions used in calculating the amounts for the Fiscal 2009 and Fiscal 2008 awards, see Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2010.

(3)	The amount shown reflects for each executive officer, other than Mr. Movens, matching contributions to 401(k) and a car allowance, The amount shown for Mr. Movens reflects severance paid to him.
(4)	Mr. Doshi was appointed the Chief Executive Officer of the Company in July 2009 following the resignation of Mr. Movens as CEO in July 2009.

Fiscal 2010 Chief Executive Officer and Executive Officer Compensation

In Fiscal 2010, our Compensation Committee entered into an employment agreement with Mr. Doshi.  During Fiscal 2010, because of the FDA actions on June 25, 2009 and our cessation of all manufacturing with its resulting adverse effect on our performance, we did not establish performance goals for our executive officers and kept their salaries flat to those of Fiscal 2009 (other than a modest increase to the base salary of our interim Chief Financial Oficer), and paid no bonuses and granted no options or restricted stock to our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of March 31, 2010 regarding unexercised options and stock that has not vested which are outstanding as of March 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mukul Rathi
7/11/06	3,000	-	9.03	7/11/2012	-	-
7/25/08	1,333	2,667	15.57	7/25/2014	-	-

Gurpartap Singh Sachdeva
7/25/08	5,000	10,000	15.57	7/25/2014	-	-

Robert Kurkiewicz
7/25/08	1,667	3,333	15.57	7/25/2014	-	-
_____________________________
(1)	One-third of stock options vest on each anniversary date.

Option Exercises and Stock Vested

During Fiscal 2010, none of the named executive officers exercised any options and none of their stock vested.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Jitendra N. Doshi was appointed interim Chief Executive Officer of the Company at the close of business July 28, 2009. On August 31, 2009, Mr. Doshi entered into an employment agreement with the Company.

The employment agreement provides Mr. Doshi, as interim Chief Executive Officer, with a salary at the rate of $275,000 annually, which to the extent applicable, may be reviewed annually and adjusted, a car allowance of $600 per month and such employee benefits as are maintained or adopted by the Company for all employees.  The employment agreement is for a term of one year, commencing effective as of July 28, 2009, and automatically renews for successive one-year periods. However, the agreement may be terminated at any time by the Company or Mr. Doshi with or without cause or notice.

If  Caraco terminates Mr. Doshi for just cause or if Mr. Doshi terminates the employment agreement without cause or in the event of the death of Mr. Doshi, he shall be entitled to his base salary and benefits earned by him prior to such termination or date of death.  For purposes of the agreement, ‘just cause’ means dishonesty, or refusal or failure by Mr. Doshi to faithfully or diligently perform his duties, including the failure to adhere to the policies of the Board.  In the event Caraco terminates Mr. Doshi without just cause or if Mr. Doshi terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive monthly base salary payments and the Company shall continue premium payments for health insurance for six months from the date of termination, and any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  If Mr. Doshi was terminated without just cause or if Mr. Doshi terminated for cause not attributable to him as set forth above, as of March 31, 2010, he would receive thereafter six monthly payments aggregating $139,108.

Daniel H. Movens, who was the Chief Executive Officer of Caraco until his resignation effective at the close of business on July 28, 2009, entered into an employment agreement with Caraco dated as of May 2, 2005 (the “effective date”). Under the employment agreement, Mr. Movens agreed to serve as Chief Executive Officer of the Company for period of thirty-six (36) calendar months which would automatically renew at the end of thirty-six (36) months.  Each party may terminate the agreement upon ninety (90) days written notice to the other party.  The agreement provides Mr. Movens with: a base salary during the first year of the agreement of $390,000 (to be reviewed annually by the Compensation Committee and adjusted accordingly, in its discretion), a bonus of up to fifty (50%) percent of the base compensation (with twenty-five (25%) percent of the base compensation guaranteed only for the first year), and stock options for 40,000 shares upon the effective date at the fair market value of the common stock on the day immediately preceding the effective date and stock options for not less than 40,000 shares of the Company annually thereafter based on Company performance in light of pre-established mutually agreed upon Company goals and objectives (all such options to vest over a period of three years from the date of their respective grants), a stock grant on the effective date of 45,000 shares of the Company’s common stock (to vest over a period of three (3) years), and a stock grant of an additional 10,000 shares upon the renewal of the employment agreement.  In addition, the Company provided for the reimbursement to Mr. Movens of his reasonable relocation expenses up to $50,000.

On July 28, 2009, Mr. Movens entered into a Separation Agreement and Release of all Claims (“Separation Agreement”) pursuant to which he resigned as Chief Executive Officer and a Director of the Company.  Under the Separation Agreement, Mr. Movens received a separation payment of $870,621 (one and one-half times his highest annual base and last earned bonus), the continuation of his health, vision and dental insurance for twelve months and the immediate vesting of his outstanding stock options and stock grants.   In addition, Mr. Movens is bound by the confidentiality provisions of his employment agreement and by his Confidentiality and Non-Competition Agreement, pursuant to which Mr. Movens agrees not to solicit any customer of the Company for business in competition with the Company, or solicit for employment any other employee of the Company, for a period of two (2) years following his termination.  In addition, for a period of twelve (12) months following the termination of his employment, Mr. Movens agrees not to engage in any activity within North America which is competitive in any material respect with the business of the Company, including generic pharmaceutical manufacturing and marketing, but excluding wholesale distribution.  In addition, for a period of twelve (12) months following termination of his employment, Mr. Movens agrees that he will not perform services for any business or organization, whether as an employee, consultant, advisor, independent contractor, or otherwise, which engages in any activity within North America that is competitive in any material respect with the business conducted by the Company, including any business engaged in generic pharmaceutical manufacturing and marketing and any other business in which the Company generates more than ten (10%) percent of its gross revenues.

Robert Kurkiewicz, the Senior Vice President - Regulatory, entered into a five-year employment agreement on November 22, 1993 which was amended on January 1, 1999 to extend the term until January 1, 2003 and which was further amended on August 30, 2002 to extend the term until December 31, 2007.  The agreement, as amended, provides Mr. Kurkiewicz with a salary of $129,800 per year and provides for a car allowance of $380 per month.  The agreement provides that at the end of the term, it is renewable for successive one-year terms.  In the event that Caraco terminates Mr. Kurkiewicz for ‘cause’ (as defined in the employment agreement), he is entitled to the base salary and benefits earned by him prior to the date of termination.  In the event that Caraco terminates the agreement without cause or Mr. Kurkiewicz terminates the agreement for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), Mr. Kurkiewicz is entitled to receive monthly base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  In August 2005, the Compensation Committee increased Mr. Kurkiewicz’s salary to $152,250 annually.  If Mr. Kurkiewicz was terminated without cause or he terminates for cause, as set forth above, as of March 31, 2009, he would have received payment (including the value of the benefits and the vested options and stock (assuming the closing stock price on March 31, 2010) of $86,830.

Gurpartap Singh Sachdeva, the Chief Operating Officer, entered into an employment agreement with Caraco dated February 1, 2005. The employment agreement provides Mr. Sachdeva with a salary at the rate of $135,000 annually, which may be reviewed and adjusted, and a car allowance of $380 per month.  The employment agreement is for a term of five (5) years, commencing on February 1, 2005.  The agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Sachdeva upon ninety (90) days notice.  In the event of the death or Disability (as such term is defined in the employment agreement) or if Caraco terminates Mr. Sachdeva for just cause (as such term is defined in the employment agreement), Mr. Sachdeva shall be entitled to his base salary and to benefits earned by him prior to the date of death, Disability or termination for just cause, respectively.  In the event Caraco terminates Mr. Sachdeva without cause or if Mr. Sachdeva terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  If Mr. Sachdeva was terminated without cause or he terminates for cause, as set forth above, as of March 31, 2010, he would have received payment (including the value of the benefits and the vested options and stock (assuming the closing stock price on March 31, 2010) of $126,036.

Change in Control Arrangements

Under our 2008 Equity Participation Plan, options granted under that plan will become fully exercisable following certain changes in control of our Company, such as:

A person, other than Sun Pharma, becomes the owner of a majority of the outstanding shares of our company;

A public announcement is made of a tender or exchange offer by any person, other than Sun Pharma, for 50% or more of the outstanding shares of our company;

The shareholders of our company approve a merger or consolidation with any other corporation or entity, unless, following the merger, the shares outstanding immediately before the merger continue to represent a majority of the outstanding shares of the surviving entity immediately following the merger.

DIRECTOR COMPENSATION

Directors who are employees of Caraco or who are directors and/or employees of Sun Pharma and its affiliates do not receive additional compensation for their service on the Board of Directors and its committees.  During Fiscal 2010, all other directors, the non-employee directors, received an annual retainer of $12,000 and meeting attendance fees of $1,500 per each Board of Directors meeting and each committee meeting attended in person and $750 per each Board of Directors meeting and each committee meeting attended via teleconference.  During Fiscal 2010, the Chairman of the Audit Committee and the Chairman of the Independent Committee received, in addition to the other fees mentioned, an additional $500 for each meeting.  No additional committee fees are paid if the committee meets on the same day as the Board meets.  Upon becoming a non-employee director, such director receives an option for 3,000 shares of Caraco Common Stock.  Each anniversary date thereafter, such director receives an option for 1,500 shares.  The Company has not adopted a policy requiring directors to own a specific amount of the Company’s Common Stock.  The table below also includes the fees paid to Mr. Bell during Fiscal 2010 for serving as the special litigation committee.  Mr. Bell was paid $200 per hour for such services. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings.  The following table shows the value of all cash and equity-based compensation paid to the non-employee members of our Board of Directors during the year ended March 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
John D. Crissman (2)	18,250	2,410	20,660
Timothy S. Manney	33,500	3,734	37,234
Madhava Reddy (3)	27,000	2,410	29,410
Georges Ugeux (4)	18,750	-	18,750
F. Folsom Bell	48,450	12,666	61,116

(1)
Represents the aggregate grant date fair value of the option awards for Fiscal 2010 computed in accordance with FASB ASC Topic 718.  For a discussion of  valuation  assumptions used in calculating the amounts for the Fiscal 2010 awards, see Note 8 to our financial statements included in our Annual Report on From 10-K for the year ended March 31, 2010.

(2)	Dr. Crissman did not stand for re-election at the September 14, 2009 Annual Meeting of Shareholders.

(3)	Mr. Reddy resigned as a director on July 6, 2009.

(4)	Mr. Ugeux resigned as a director on September 20, 2009.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee has appointed Rehmann Robson as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the Fiscal year ending March 31, 2011. A representative of Rehmann Robson is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for Caraco by Rehmann Robson for the Fiscal years ended March 31, 2010 and 2009 are set forth below. The aggregate fees included in the Audit Fee category are fees billed for the audit of Caraco’s financial statements and review of quarterly financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the Fiscal years.

	Fiscal 2010	Fiscal 2009
Audit Fees	$239,500	$264,000
Audit Related Fees	-	-
Tax Fees	$42,650	$76,315
All Other Fees	$34,163	$20,175
Total	$316,313	$360,490

Audit Fees for the Fiscal years ended March 31, 2010 and 2009 were for professional services rendered for the audits of the financial statements of Caraco, quarterly review of the financial statements included in Caraco’s Quarterly Reports on Form 10-Q, or services that are normally provided by Rehmann Robson in connection with statutory and regulatory filings or engagements for such years, including Rehmann’s Robson’s audit of management’s assessment of internal control over financial reporting as of March 31, 2010 and March 31, 2009.

Tax Fees for the Fiscal years ended March 31, 2010 and 2009 were for professional services rendered by Rehmann Robson for services related to tax compliance, tax advice and tax planning.

All Other Fees for the Fiscal years ended March 31, 2010 and 2009 were for assistance on SEC reporting requirements.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Pursuant to its charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.

SHAREHOLDERS OF RECORD AS OF JULY 26, 2010 ARE ENTITLED TO RECEIVE A COPY WITHOUT CHARGE OF THE COMPANY’S FISCAL 2010 ANNUAL REPORT TO THE SEC ON FORM 10-K. SHAREHOLDERS WHO WISH TO RECEIVE A COPY OF THIS REPORT SHOULD WRITE TO DONNA GRIFFITH, DIRECTOR, HUMAN RESOURCES, CARACO PHARMACEUTICAL LABORATORIES, LTD, 1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202.

Jitendra N. Doshi
Chief Executive Officer

August 13, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

CARACO PHARMACEUTICAL LABORATORIES, LTD.

September 13, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report

are available at https://materials.proxyvote.com/14075T

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓                                                                                                                              ↓
Please detach along perforated line and mail in the envelope  provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES.” PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of two directors.				2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or continuation thereof.

Timothy Manney	FOR	AGAINST	ABSTAIN
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Sudhir V. Valia	FOR	AGAINST	ABSTAIN
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TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Shareholder	Date:	Signature of Shareholder	Date

NOTE:   Please sign exactly as your name or names appear on the Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.   m

CARACO PHARMACEUTICAL LABORATORIES, LTD.

This Proxy is Solicited by the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd.

The undersigned hereby appoints Gurpartap Singh Sachdeva and Robert Kurkiewicz, or either of them, each with power of substitution, to act as proxies for the undersigned, to represent the undersigned at the Annual Meeting of Shareholders (“Annual Meeting”) of Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”) to be held at the executive offices of Caraco at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 on Monday, September 13, 2010 at 11:00 a.m., Eastern Daylight Saving Time, and at any adjournment(s) thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on all matters coming before the Annual Meeting, including the business identified on this Proxy and described in the Notice of Annual Meeting of Shareholders and Proxy Statement (“2010 Proxy Statement”).

This revocable Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made on an executed Proxy, this Proxy will be voted by the proxies “FOR” the election as directors of the persons named in Proposal 1.  Discretionary authority is conferred by this Proxy with respect to certain matters as described in the 2010 Proxy Statement.

The undersigned acknowledges receipt of the 2010 Proxy Statement.  Regardless of whether you plan to attend the Annual Meeting, you can be sure your shares are represented at the Annual Meeting by signing, dating and returning your proxy card in the enclosed envelope.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)
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